EXHIBIT 99.1

News Release	C

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Ceridian Reports Third Quarter 2006 Results and

Revises Fourth Quarter Guidance

Third Quarter 2006 Highlights:

•                  EPS of $.32 per diluted share exceeds July guidance range. Includes a gain anticipated in previous guidance of $.02 on the sale of a business. Also includes an income tax related gain of $.06, and charges of $.03.

•                  Revenue of $386.5 million up 6 percent over prior year.

•                  Human Resource Solutions revenue up 3 percent, to $262.7 million. Approximately $3.0 million of incremental revenue deferrals impact the quarter.

•                  Comdata revenue up 13 percent, to $123.8 million.

•                  HRS and Comdata segment operating margins at 7.4 percent and 31.6 percent, respectively.

•                  Cash flow from operations strong at $67.9 million. Capital expenditures were $15.0 million.

MINNEAPOLIS, October 26, 2006 — Ceridian Corporation (NYSE: CEN) today reported third quarter 2006 net earnings of $45.6 million, or $.32 per diluted share, on revenue of $386.5 million.  For the third quarter of 2005, net earnings were $25.7 million, or $.17 per diluted share which included $.03 per diluted share in charges, on revenue of $364.1 million. For the nine months ended September 30, 2006, net earnings were $124.0 million, or $.85 per diluted share, on revenue of $1,161.1 million. For the nine months ended September 30, 2005, net earnings were $81.2 million, or $.54 per diluted share, on revenue of $1,079.5 million.

“I am excited to be joining Ceridian,” said Kathryn V. Marinello, who became president and chief executive officer of Ceridian Corporation on October 20, 2006. “I am pleased that the Company posted above-consensus earnings and strong cash flows this quarter. I am especially encouraged by the excellent all-around performance of Comdata, and by the year-over-year margin improvement reported in our Human Resource Solutions (HRS) business. Ceridian’s businesses have solid franchises in attractive markets. I look forward to capitalizing on the opportunities we have and addressing the challenges we face to accelerate the growth and improve the profitability of the business in the future.”

“The third quarter earnings performance was solid,” added Douglas C. Neve, executive vice president and chief financial officer of Ceridian. “Earnings per share of $.32 exceeded our guidance range, even after considering the impact of a favorable income tax item of $.06 and the negative impact of charges totaling $.03 in the quarter. Total revenue of $386.5 million was within our guided range, up 6 percent over the prior year.”

“Revenue for the quarter in HRS was up 3 percent over last year, which was somewhat below our guidance range,” Neve continued. “Incremental revenue deferrals of approximately $3.0 million impacted the quarterly performance.  HRS segment earnings as a percentage of revenue improved substantially over the prior year, and were in line with our guided range despite the incremental revenue deferral in the quarter.”

“Overall order growth in HRS was up in double digits on a percentage basis in the quarter.   International orders were up modestly year over year, which tempered strong double-digit growth in the U.S. Importantly, year-to-date orders internationally are still up in double-digits on a percentage basis, and are expected to rebound in the fourth quarter because several orders did not close by the September 30 deadline,” said Neve. “The other primary operational indicators in the HRS business during the quarter were in line with our expectations. Float balances grew 8.1 percent, and customer employment levels were up and in line with our plan for the quarter.”

“Comdata turned in another very strong performance this quarter,” Neve continued. “Revenue growth was at the higher end of our guided range, up 13 percent over the third quarter of last year. Higher fuel prices accounted for about 1 percentage point of the increase. Both Comdata’s transportation and retail businesses grew in double digits during the quarter, driven by new client signings, continued traction in new service offerings, and strong organic growth both domestically and internationally.

“Comdata’s segment earnings as a percentage of revenue were down year over year at 31.6 percent, but were pressured in the quarter by a charge taken by Ceridian to reserve for the anticipated settlement of a legal matter relating to operations. Comdata’s share of this $6.3 million pre-tax charge was $5.4 million. The mark-to-market of fuel price related derivatives provided a pre-tax benefit of $2.2 million in the quarter, but had only a modest impact on the year-to-date results,” said Neve.

“Cash generation for the quarter was strong,” Neve concluded. “Cash flow from operations was $67.9 million, and capital expenditures were $15.0 million, which drove our cash balance up $34.2 million, to $205.5 million. Repayments of $9.0 million reduced the debt balance to $89.4 million at the end of the quarter. In addition, we effectively offset option dilution during the quarter by repurchasing 2.0 million shares for $47.1 million.”

Stock-based compensation expense for the quarter was in line with plan, at $4.0 million pre-tax, or $.02 per share. Stock-based compensation expense in the third quarter of 2005 was $0.7 million pre-tax.

Federal Occupational Health (FOH) Contract

Ceridian recently signed a contract to provide employee assistance program (EAP) services to Federal Occupational Health (FOH). This contract, consisting of an initial one-year term with four one-year options of approximately $30 million per year, has been suspended pending resolution of a competitor protest. Although this sort of protest is not uncommon in these situations, this business contract will now likely commence in early 2007. Therefore, the revenue related to this contract previously anticipated in the fourth quarter of 2006 will not be realized. The annual contract value of this agreement may be reduced in scope to approximately $12 million per year when it is implemented because one major government agency may not be part of the future contract.

Guidance for 2006

Revenue guidance range for the fourth quarter of 2006 for the HRS segment has been reduced by $10 million.  Factors behind the reduction include the delay in the commencement of the FOH contract, lower customer retention levels in the U.S., expected incremental revenue deferrals, and to a lesser extent, a delay in installations of new business in international operations.

Fourth quarter diluted EPS are now expected to be between $.31 and $.33 per share, including approximately $.02 per diluted share for stock-based compensation expense. HRS revenue is now expected to be between $285 million and $295 million. HRS segment margins as a percentage of revenue are expected to be seasonally high, between 11 percent and 12 percent. Comdata revenue is expected to be between $115 million and $120 million with segment margins as a percentage of revenue of 34 percent to 35 percent.

Earnings per diluted share for the full year are now expected to be between $1.16 and $1.18, including the gain of approximately $.02 per diluted share on the sale of a business during the third quarter, charges of $.03 per diluted share recorded in the third quarter, and income tax gains of $.06 and $.02 per diluted share recorded during the third quarter and second quarter, respectively. Guidance also includes the impact of adopting SFAS No. 123R. Total stock-based compensation expense for 2006 is expected to be approximately $.10 per share, of which $.08 was incurred in the first nine months of the year. We estimate that the impact of adopting SFAS No. 123R for 2005 would have lowered 2005 earnings per share of $.86 by approximately $.06 per share.

Total 2006 revenue is now expected to be between $1,562 million and $1,577 million. HRS revenue for the year is now expected to be between $1,102 million and $1,112 million. HRS segment margins as a percentage of revenue for 2006 are expected to improve to approximately 9 percent, including the impact of stock-based compensation expense. Comdata revenue for 2006 is expected to be between $460 million and $465 million, with segment margins as a percentage of revenue in the range of approximately 34 percent, including the impact of stock-based compensation expense. Stock-based compensation expense is expected to reduce segment margins as a percentage of revenue in both business segments by approximately 1 percent in 2006. The tax rate for 2006, exclusive of tax settlements and other discrete items, is expected to be approximately 38.5 percent.

Cash flow from operations for 2006 is expected to be in excess of $150 million, including the impact of the $75 million pension plan contribution made in the second quarter. Capital expenditures and depreciation and amortization for 2006 are expected to be approximately $50 million, and $85 million, respectively.

Kathryn V. Marinello and Richard Szafranski join Board

The Company also announced today that Kathryn V. Marinello and Richard Szafranski have joined the Board of Directors on October 25, 2006. Mr. Szafranski is the managing partner of Toffler Associates, an executive management consulting firm.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EDT) on Thursday, October 26, 2006. The Web-cast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com. A replay of the call will also be available at the same address beginning at 11:00 a.m. (EDT) on October 26, 2006.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2005, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries

(Unaudited)

	For Periods Ended September 30,
	Current Quarter		Year to Date
	2006	2005	2006	2005
Revenue	$386.5	$364.1	$1,161.1	$1,079.5
Costs and Expenses
Cost of revenue	214.6	198.9	634.4	591.2
Selling, general and administrative	112.1	112.3	336.6	336.0
Research and development	7.5	6.1	22.0	19.6
(Gain) loss on derivative instruments	(0.7)	3.1	2.4	12.5
Other expense (income)	(5.7)	4.6	(9.7)	2.9
Interest income	(2.4)	(2.0)	(10.5)	(5.4)
Interest expense	1.5	1.0	4.5	3.9
Total costs and expenses	326.9	324.0	979.7	960.7

Earnings before income taxes	59.6	40.1	181.4	118.8

Income tax provision	14.0	14.4	57.4	37.6

Net earnings	$45.6	$25.7	$124.0	$81.2

Earnings per share
Basic	$0.33	$0.18	$0.87	$0.55
Diluted	$0.32	$0.17	$0.85	$0.54

Shares used in calculations
(in thousands)
Weighted average shares (basic)	138,905	145,543	142,888	147,668
Dilutive securities	2,355	1,929	2,821	1,389
Weighted average shares (diluted)	141,260	147,472	145,709	149,057

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Dollars in millions)	and Subsidiaries

(Unaudited)

	September 30,	December 31,
	2006	2005
Cash and equivalents	$205.5	$335.6
Trade and other receivables, net	696.7	584.8
Other assets	1,317.6	1,370.7
Total assets before client funds	2,219.8	2,291.1
Payroll and tax filing client funds	3,479.9	4,341.2
Total assets	$5,699.7	$6,632.3

Debt	$89.4	$106.4
Drafts and settlements payable	294.0	232.7
Other liabilities	528.1	658.5
Total liabilities before client obligations	911.5	997.6
Payroll and tax filing client Obligations	3,483.2	4,342.9
Total liabilities	4,394.7	5,340.5
Stockholders’ equity	1,305.0	1,291.8
Total liabilities and stockholders’ equity	$5,699.7	$6,632.3

Schedule C

Ceridian Corporation and Subsidiaries

Revenue Comparisons

(Dollars in millions)

(Unaudited)

	Third Quarter		Nine Months YTD
	2006	2005	2006	2005
HRS	$262.7	$254.6	$817.1	$775.3
Comdata	123.8	109.5	344.0	304.2
Total revenue	$386.5	$364.1	$1,161.1	$1,079.5

Ceridian Corporation and Subsidiaries

Earnings Comparisons

(Dollars in millions)

(Unaudited)

	Third Quarter
	2006		2005
		% of		% of
		Segment		Segment
		Revenue		Revenue
HRS	$19.6	7.4%	$3.6	1.4%
Comdata	39.1	31.6%	35.5	32.4%

Earnings before interest and taxes	58.7		39.1
Interest, net (not allocated to business units)	0.9		1.0
Earnings before income taxes	$59.6		$40.1

	Nine Months YTD
	2006		2005
		% of		% of
		Segment		Segment
		Revenue		Revenue
HRS	$61.8	7.6%	$24.8	3.2%
Comdata	113.6	33.0%	92.5	30.4%
Earnings before interest and taxes	175.4		117.3
Interest, net (not allocated to business units)	6.0		1.5
Earnings before income taxes	$181.4		$118.8